DIGITAL MUSIC AND VIDEO LICENSE AGREEMENT
PUBLISHING

This Digital Music and Video License Agreement (the "Agreement"), together with the Standard Terms and Conditions attached hereto and incorporated by reference, is entered into as of the date of signature of this Agreement (the "Effective Date") by and between Mohen, Inc. d/b/a SpiralFrog, a Delaware corporation with its principal place of business at 95 Morton Street, New York, New York 10014, (referred to in this Agreement as "Licensee") and the licensing party listed on the attached signature page, including, but not limited to, such licensing party's Affiliates, as defined herein (collectively referred to in this Agreement as either "Licensor" or "you"). Unless otherwise indicated, all capitalized terms used in this Agreement have the meaning set forth in the Standard Terms and Conditions.

WHEREAS, Licensee desires to offer to Users (as defined below), solely via its digital music service (the "Service", defined and described more fully below and in the annexed Exhibit A), Limited Music Downloads and Music Streams (as such terms are defined below) embodying Master Recordings (as defined below), including Relevant Compositions (as defined below); and

WHEREAS, Licensee desires to offer to Users, solely via the Service, Limited Video Downloads and Video Streams (as such terms are defined below) embodying A/V Master Recordings (as defined below), including Underlying Compositions (as defined below); and

WHEREAS, in connection with the operation of the Service, Licensee seeks licenses to reproduce and distribute the Licensor Compositions as embodied in Limited Music Downloads, Music Streams, Limited Video Downloads, and Video Streams, and Licensor is prepared to issue such licenses to Licensee in connection with the Service;

NOW, THEREFORE, in consideration of the promises contained in this Agreement and for other good and valuable consideration, the adequacy and sufficiency of which each party hereby acknowledges the parties agree as follows:

1.            Grant of Rights. Licensor hereby grants the following non-exclusive rights in and to the Licensed Content (listed in Exhibit B, as amended from time to time, and incorporated by reference) to Licensee, during the Term and within the Territory:
(a)  to reproduce Relevant Compositions and Underlying Compositions as Digital Files on Secured Servers;
(b)  to reproduce and distribute Relevant Compositions and Underlying Compositions embodied in Digital Files as Limited Music Downloads, Music Streams, Limited Video Downloads, and Video Streams;
(c)  the right to use reputable third-party meta-data (i.e., data from All-Music Guide, Gracenote, Muze and Pollstar) in conjunction with the Licensed Content; and,
(d)  those rights that may not be expressly granted hereunder that permit Licensee to carry on its business and operate the Service as intended by the parties under this Agreement.

1A.            Delivery of Licensed Content. Licensor will provide Licensed Content to Licensee within thirty (30) days of execution of this Agreement, and, as new Licensed content becomes available, Licensor will provide the respective Licensed Content within thirty (30) business days of Licensor's receiving notice from Licensee requesting such Licensed Content.

2.            Restrictions on Grant of Rights.
(a)            Any and all rights in and to the Licensed Content not expressly granted hereunder are reserved by Licensor, including, but not limited to:
(i)             rights of public performance (Licensee warrants and represents that
Licensee shall obtain licenses to publicly perform Licensor Compositions in connection with the Service from the applicable performing rights societies);
(ii)             copyrights or other rights in musical compositions and sound recordings, including any musical compositions and sound recordings embodied in any Digital File;
(iii)
(iv)  rights to use, exploit, or permit the use or exploitation of any Licensor Composition or the Lyrics of any Licensor Composition in a video game;
(v)  rights to use, exploit, or permit the use of exploitation of any Licensor Composition of any Licensor Composition as a ringtone, ringback tone, or other so-called "telecommunication personalization product";
(vi)  adaptation (derivative work) rights or right to alter the fundamental character of an Licensor Composition or the Lyrics of an Licensor Composition, or to create any derivative work based in whole or in part on an Licensor Composition or the Lyrics of an Licensor Composition;
(vii)  merchandising rights;
(viii)  use of a Licensor Composition for a marketing campaign, product tie-in, game or contest, or otherwise to directly advertise, promote or cross-promote any product or service; and,
(ix)  permanent download rights.
Provided however, nothing shall prevent Licensor and Licensee from entering into a separate written agreement according to the terms of Section 15 of the Standard Terms and Conditions, by which Licensor grants Licensee any such rights according to the terms of that separate agreement.
(b)            This Agreement may not be sublicensed, assigned or otherwise transferred by
Licensee.
(c)  Licensor hereby acknowledges that User's experience of any Licensor
Composition occurs in connection with third-party advertising; however, Licensee shall not: (I)without Licensor's prior, written consent create a direct association between any specific Licensor Composition and any third-party advertising in a manner that suggests Licensor or artists featured in any specific Licensor Composition is associated with or endorses any advertiser, product or service; or,

(ii) knowingly display advertisements from any entity whose primary business relates to the unauthorized distribution of copyrighted material, illegal drugs or pornographically obscene.
(d)  For the avoidance of doubt, ownership and control of any copyrights and/or trademarks in any Licensed Content is retained solely by Licensor, and neither Licensee nor any User or other third party shall obtain any ownership rights in any work derived from or that makes use of any Licensed Content.

3.            Compensation. In consideration of the rights granted herein, Licensee shall pay
Licensor the following amounts, which will be calculated on a quarterly basis:

(a)            Music Royalty. With respect solely to Licensee's exploitation of Limited Music
Downloads and Music Streams, Licensee shall pay to Licensor a royalty equal to the greater of (i) ten percent (10%) of Gross Music Revenue or twenty percent (20%) of Master Revenue, multiplied by Licensor's Music Royalty Share.

(A)  The "Music Royalty Share" shall equal a fraction, the numerator of which shall be the sum of the number of Music Plays and Music Streams, and the denominator of which shall be the sum of the number of Music Plays, Music Streams, Service-wide Music Plays and Service-wide Music Streams.

(B)  The "Music Master Revenue" shall equal the amount the owner of the Master Recording embodying the Licensor Composition receives (or is credited) for the exploitation of Limited Music Downloads and Music Streams.

(C)            Notwithstanding the foregoing, solely with respect to the Non-CMRRACompositions exploited in Limited Music Downloads and Music Streams in Canada, Licensee shall pay to Licensor a royalty equal to the royalty payable for the comparable Limited Music Downloads and Music Streams under the terms of the CMRRA Agreement.

(b)            Video Royalty. With respect solely to Licensee's exploitation of Limited Video

Downloads and Video Streams, Licensee shall pay to Licensor a royalty equal to the greater of (i) ten percent (10%) of Gross Video Revenue or (ii) twenty percent (20%) of Video Revenue, multiplied by Licensor's Video Royalty Share, which will be calculated on a quarterly basis:

(A)  The "Video Royalty Share" shall equal a fraction, the numerator of which shall be the sum of the number of Video Plays and Video Streams, and the denominator of which shall be the sum of the number of Video Plays, Video Streams, Service-wide Video Plays, and Service-wide Video Streams.

(B)  The "Video Master Revenue" shall equal the amount the owner of the Master Recording embodying the Licensor Composition receives (or is credited) for the exploitation of Limited Video Downloads and Video Streams.

(d)             Unsold Advertising Inventory. Licensee shall provide to Licensor, and Licensor shall be entitled to use, a pro-rata share of six percent (6%) of Licensee's unsold advertising inventory, which Licensor may use to promote Licensed Content owned and/or controlled by Licensor. Licensor's pro-rata share of unsold advertising inventory shall be determined by using the fraction used in calculating Licensor's Music Royalty Share multiplied by six percent (6%) of the unsold advertising inventory available based upon the previous quarter's royalty calculation (or in the case of the Service's first quarter after launch, a commercially reasonable estimate of the same).

(e)  Licensee will use its best efforts to track Music Plays, Service-wide Music Plays, Video Streams and Service-wide Video Streams using the system of each Covered Device, which systems are subject to interruptions and other interference not within Licensee's control, and that such interruptions and other interference will affect the royalty calculations set forth above.

(f)            If, during the Term of this Agreement, we have an agreement with any third party publisher ("Other Agreement") granting us the same distribution and reproduction rights granted hereunder in third-party-owned musical compositions or shares of musical compositions, yet prescribing a royalty computation method ("Other Method") which, if used under this Agreement, would result in royalty computations more favorable to you than that prescribed in this Section 3, we will so advise you and will pay you royalties based on the Other Method instead, for the portion of the Term of this Agreement during which the Other Agreement is effective.

4.             Advance. Licensee shall pay to Licensor the sum of Three Hundred Thousand United States Dollars (US$300,000.00) as an advance against the amounts otherwise payable to Licensor under paragraph 3 above, payable promptly after the full execution of this Agreement.

5.             Term. The term of this Agreement shall commence as of the Effective Date, and unless earlier terminated in accordance with the Terms and Conditions, shall continue until December 31, 2008.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date:

MOHEN, INC. d/b/a SPIRALFROG
/s/ Scott Francis                                      7/26/07
President
245 5th Ave. NY NY 10016

REDACATED
By:                                                            Date

President
245 5th Ave NY NY
REDACATED

prescribed in this Section 3, we will so advise you and will pay you royalties based on the Other Method instead, for the portion of the Term of this Agreement during which the Other Agreement is effective.

4.   Advance. Licensee shall pay to Licensor the sum of Three Hundred Thousand United States Dollars (US$300,000.00) as an advance against the amounts otherwise payable to Licensor under paragraph 3 above, payable promptly after the full execution of this Agreement.

5.  Term. The term of this Agreement shall commence as of the Effective Date, and unless earlier terminated in accordance with the Terms and Conditions, shall continue until December 31, 2008.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date:

MOHEN, INC. d/b/a SPIRALFROG

REDACTED

By:

President

REDACTED

"eCommerce Revenue" shall mean all amounts or other considerations received by Licensee during the Term, from (i) Users, and (ii) from any other entity (including, without limitation, advertisers), who sells goods or services on the Service or via a separate website that is accessed via a direct link or advertisement on the Service and for which sales Licensee receives consideration, including, but not limited to, Referral Fees.

"Gross Music Revenue" shall mean Advertising Revenue which is directly attributable to Limited Music Downloads and Music Streams.

"Gross Video Revenue" shall mean Advertising Revenue which is directly attributable to Limited Video Downloads and Video Streams (other than Limited Video Downloads or Video Streams of a prelicensed video product, such as television programs, motion pictures or video games).

"Licensed Content" shall mean Licensor Compositions,

"Licensee" shall mean, individually and collectively, Mohen, Inc. d/b/a SpiralFrog and each of its Affiliates.

"Licensor Composition" shall mean only that portion of the ownership, interest and rights in a Composition that is owned, controlled by or licensed to Licensor in the Territory, which are listed in Exhibit B and which are available for the purposes described in this Agreement.

"Limited Download" shall mean an encrypted digital transmission of a time-limited or other use-limited download of a Digital File embodying a Master Recording, which is delivered via the Service from a Secured Server(s) to the Covered Device of a User in accordance with the terms and conditions of such User's agreement with Licensee and is only available to such User through such Covered Device for a limited period of time in accordance with the terms of this Agreement.

"Limited Music Download" shall mean a digital transmission of a time-limited or other use-limited download of a Licensor Composition embodied in a Master Recording, which is delivered via the Service from a Secured Server(s) to the Covered Device of a User in accordance with the terms and conditions of such User's agreement with Licensee and is only available to such User through such Covered Device for a limited period of time. Each Limited Music Download times out within two months from the date on which the User first downloaded the Master Recording, or from the date on which the User last reconnected his/her Covered Device so that the service can renew the license and collect play-count information or from the end of the term.

"Limited Video Download" shall mean an encrypted digital transmission of a time-limited or other use-limited download of a Licensor Composition embodied in an A/V Master Recording, which is delivered via the Service from a Secured Server(s) to the Covered Device of a User in accordance with the terms and conditions of such User's agreement with Licensee and is only available to such User through such Covered Device for a limited period of time. Each Limited Video Download times out within two months from the date on which the User first downloaded the Master Recording, or from the date on which the User last reconnected his/her Covered Device so that the service can renew the license and collect play-count information or from the end of the term.

"Master Recording" shall mean an audio-only master sound recording.

"Music Play" shall mean each instance whereby a User causes a Licensor Composition to be heard in its entirety (as embodied on a Master Recording) on a Covered Device, when such content was originally delivered to the Covered Device as a Limited Music Download.

"Music Stream" shall mean an encrypted digital transmission of the Licensor Composition embodied in a Master Recording from Secured Servers via the Service that allows a User to receive and listen to a particular Master Recording upon request at a time chosen by the User using streaming technology (including, without limitation, via Real Networks' RealAudio or Microsoft's Windows Media Audio formats) through the User's Covered Device, which transmission will (a) not result in a substantially complete portable reproduction of such Master Recording (other than a temporary copy such as those used solely for caching or buffering) and (b) occur substantially contemporaneously with the play of the given Master Recording.

"Person" means a natural person, a corporation, a limited liability company, a partnership, a trust, a joint venture, a division, any governmental authority or any other entity or organization.

"Personal Computer" shall mean an Internet Protocol (IP)-enabled desktop or notebook computer.

"Portable Digital Music Device" shall mean a portable digital music device (including, but not limited to, mobile-telephone and other mobile devices that may also operate on a wireless communications network) that is used for the storage and play/playback of digital music files (i.e., music files encoded in MP3, AAC, WMA or similar audio format).

A "Relevant Composition" shall mean the Licensor Composition embodied on a Master Recording.

"Secured Server" shall mean a secured server that is (a) located in the Territory, (b) owned and operated by Licensee or Licensee's vendor and (c) continuously protected by means of (i) physical security that meets or exceeds the prevailing physical security best practices in the industry and (ii) firewall and other digital security technology that meets or exceeds the prevailing digital security technology best practices in the industry.

"Security Systems" shall have the meaning set forth in paragraph 3(g) hereof.

"Service" shall mean the online service owned and operated by Licensee, as described more fully in Exhibit A hereto (hereby incorporated herein by this reference), which offers to Users, but is not limited to, Limited Music Downloads, Music Streams, Limited Video Downloads, Video Streams and/or Lyric Displays that are transmitted from Secured Servers to the Covered Devices of Users in accordance with the terms and conditions of this Agreement. The Service shall also include and incorporate the Lyric Search Service.

"Service-wide Music Plays" are the total number of instances where Users cause compositions (as embodied on Master Recordings) of third-party rights-owners contributing such compositions to the Service to be heard in their entirety on a Covered Device, when such content was originally delivered to the Covered Device as limited-use downloads.

"Service-wide Music Streams" shall mean the total number of encrypted digital transmissions from Secured Servers via the Service of compositions (as embodied on Master

Recordings) of third-party rights-owners contributing such compositions to the Service that allow Users to receive and listen to particular Master Recordings upon request at a time chosen by the User using streaming technology (including, without limitation, via Real Networks' RealAudio or Microsoft's Windows Media Audio formats) through the User's Covered Device, which transmissions will (a) not result in a substantially complete portable reproduction of such Master Recording (other than a temporary copy such as those used solely for caching or buffering) and (b) occur substantially contemporaneously with the play of the given Master Recording.

"Service-wide Video Plays" are the total number of instances where Users cause compositions (as embodied on A/V Master Recordings) of third-party rights-owners contributing such compositions to the Service to be heard and seen in their entirety on a Covered Device, when such content was originally delivered to the Covered Device as limited-use downloads.

"Service-wide Video Streams" shall mean the total number of encrypted digital transmissions from Secured Servers via the Service of compositions (as embodied on A/V Master Recordings) of third-party rights-owners contributing such compositions to the Service that allow Users to receive, view and listen to particular A/V Master Recordings upon request at a time chosen by the User using streaming technology (including, without limitation, via Real Networks' RealAudio or Microsoft's Windows Media Audio formats) through the User's Covered Device, which transmissions will (a) not result in a substantially complete portable reproduction of such A/V Master Recording (other than a temporary copy such as those used solely for caching or buffering) and (b) occur substantially contemporaneously with the play of the given A/V Master Recording.

"Territory" shall mean the United States, its possessions, territories, and military bases (the "USA"), except that solely with respect to the reproduction and distribution of Relevant Compositions and Underlying Compositions embodied in Digital Files as Limited Video Downloads and Video Streams, the "Territory" shall mean the USA and Canada. For purposes of this Agreement, distribution of a Digital File shall be deemed to occur within the Territory if either (a) the Secured Server from which the Digital File is distributed to the User is located in the USA, or (b) the Secured Server from which the Digital File is distributed to the User is located outside of the USA and the User receiving the Digital File resides in the USA and such User's Personal Computer is located in the USA. Notwithstanding the foregoing, the "Territory" with respect to Limited Music Downloads and Music Streams shall be deemed to include Canada solely with respect to those Compositions to the extent not licensed to Licensee through that certain agreement between Licensee, on the one hand, and CMRRA, on the other hand (such agreement is hereinafter referred to as the "CMRRA Agreement" and such Compositions are hereinafter referred to as the "NonCMRRA Compositions").

"Underlying Composition" shall mean the Relevant Composition embodied on an A/V Master Recording.

"User" shall mean any individual who is a registered user of the Service, having agreed to Licensee's user agreement, and who is authorized by Licensee to access Limited Downloads, Streams, Limited Video Downloads and Video Streams, and/or any individual who uses the Service solely to access 30-second Music Streams or 30-second Video Streams, via the Service solely for personal, non-commercial use.

"Video Play" shall mean each instance whereby a User causes a Licensor Composition to be heard and seen in its entirety (as embodied on an A/V Master Recording) on a Covered

Device, when such content was originally delivered to the Covered Device as a Limited Video Download.

"Video Stream" shall mean an encrypted digital transmission of a Licensor Composition embodied in an A/V Master Recording from Secured Servers via the Service that allows a User to receive, view, and listen to a particular A/V Master Recording upon request at a time chosen by the User using streaming technology (including, without limitation, via Real Networks' RealAudio or Microsoft's Windows Media Audio formats) through the User's Covered Device, which transmission will (a) not result in a substantially complete portable reproduction of such A/V Master Recording (other than a temporary copy such as those used solely for caching or buffering) and (b) occur substantially contemporaneously with the play of the given A/V Master Recording.

2.Licensee Service Obligations.

(a)              Service Operation. Licensee will be responsible for all DRM encoding, hosting, serving and providing clearinghouse and other functions necessary for the operation of the Service in accordance with the terms and conditions of this Agreement.

(b)              User Agreement Licensee shall require each User to enter into a user agreement which prohibits further distribution of the Licensed Content.

(c)              Limitations on User Access, Licensee's user agreement shall state that each User shall only be authorized to access Limited Music Downloads, Music Streams, Limited Video Downloads, Video Streams and Lyric Displays through the Service on, and for each User Covered Devices shall only include one (1) Personal Computer and up to two (2) Portable Digital Music Devices.

(d)              Buy Link. Upon a User's selection of Licensed Content, Licensee will ensure that Users have access to a "buy button" or similar hyperlink, through which the User can purchase permanent copies (in electronic and/or physical format) of the applicable Relevant Composition and/or Underlying Composition.

(e)              Metadata. Licensor will provide Licensee with all metadata associated with the Licensed Content, including without limitation, any and all names, full contact information and share of composition-ownership for any composers, publishers and/or other rights owners with whom Licensor shares ownership of each Composition. Licensee shall use commercially reasonable efforts to use metadata delivered by Licensor to Licensee hereunder. Licensor shall deliver such metadata to Licensee via FTP in either XML or tab delineated format or as otherwise mutually agreed between the parties in writing. Notwithstanding anything to the contrary contained in this Agreement, Licensor shall retain all right, title and interest in and to any Licensor-provided metadata delivered hereunder.

(f)              Writer/Licensor Credit. Licensee shall, to the extent commercially feasible, include in any graphics and/or imagery displayed in connection with any Licensor Composition, written credit in legible form setting forth the names of the writer(s) and publisher(s) of such Licensor Composition. Further, upon Licensor's notice to the appropriate Licensee contact set forth on Exhibit C, Licensee promptly will correct any errors in such credits. Failure to abide by the provisions of this subparagraph 2(g) shall not be a breach of this Agreement.

(g) Security Compliance.

(i)            In connection with any use of Licensed Content, Licensee shall implement and maintain copy protection and DRM technology and systems, consistent with accepted industry practices (collectively, "Security Systems") with respect the Service under its supervision and/or control, including Secured Servers and operating systems, that:
(A)  are designed to prevent unauthorized reproduction and distribution of Licensed Content;
(B)  encrypt Licensed Content with a reasonably current version of DRM technology accepted within the industry;
(C)  are sufficient to track and enforce the use and other license limitations contemplated by this Agreement; and
(D)  generally meet or exceed accepted industry practices for the licensed delivery of music via digital transmission.
Provided however, Licensee may distribute MP3 files in an unprotected format when the distribution of such files is expressly approved by Licensor.
(ii)            If Licensor has a good-faith basis to believe that Licensee is not in compliance with such Security Systems, Licensor shall be entitled, upon thirty (30) business days' prior written notice to Licensee, to conduct or have a third party conduct an examination (a "Security Compliance Examination") of the operations and Security Systems of Licensee solely with respect to rights covered by this Agreement. Licensee shall make commercially reasonable efforts to cooperate with Licensor and/or Licensor's qualified designated representative regarding such Compliance Examination. Licensor's shall not conduct any Security Compliance Examinations of Licensee more frequently than once every twelve (12) months.

3.Accounting.

(a)               Payment Process. Licensee shall pay royalties due to Licensor hereunder within sixty (60) days after the end of each quarterly accounting period (or partial period in the event of an early termination or expiration before the calendar close of such quarterly period) by wire or ACH banking transfer, provided Licensor provides such bank account and related information to Licensee in writing within a reasonable period of time.

(b)              Accounting Statements. In connection with each royalty payment hereunder, Licensee shall provide Licensor with an electronic statement ("Statement") which shall set forth aggregate User consumption history of the Licensed Content in sufficient detail to determine Music Royalties and Video Royalties Payable hereunder. Each statement shall also include detail on the Licensed Content distributed to Users via the Service as (i) Limited Music Downloads, (ii) Limited Video Downloads, (iii) Music Streams and (iv) Video Streams. Each statement shall identify the number of Limited Music Downloads, limited Video Downloads, Music Stream, and Video Streams associated with

(c)              Audit.  Licensor shall be entitled, once during every calendar year, upon at least thirty days' prior written notice, to examine the books and records of Licensee to determine the accuracy of Licensee royalty statements (a "Royalty Examination"). Such Royalty Examination shall be conducted by an accountant with experience in digital music royalty payments. Such Royalty Examination shall take place at Licensee's place of business during normal business hours, in a manner designed to be as non-disruptive to Licensee's business as possible. Licensor shall not conduct an audit more frequently than once every twelve (12) months.

(d)  All statements rendered by Licensee shall be incontestable within one (1) year of the date due, unless an objection in writing is made for each such statement. Any objection must specify, with particularity, the reason for such objection, and if an audit is to be conducted with respect to such statement, it must be conducted within three (3) years of the issuance of such statement. Notwithstanding any applicable statutes of limitations, Licensor waives any action brought in connection with an audit of any royalty statement unless such action is brought within one (1) year of the date of the commencement of any such audit.

4.Licensed Content List / Takedown Procedure.

(a) The rights granted hereunder shall apply solely to the Licensed Content set forth on the Licensed Content List, attached hereto as Exhibit B. Licensor will provide the Licensed Content List according to the following terms:

(i)  The Licensed Content List shall include at least all Licensor Compositions and Lyrics licensed to the digital music provider which has received the largest number of Licensor Compositions and Lyrics licensed owned/controlled by Licensor.
(ii)  Licensor will provide a complete, updated Licensed Content List at execution of this Agreement and thereafter no less frequently than monthly as Licensed Content is added or subtracted from the Licensed Content List via access to an FTP or similar site as agreed upon by the appropriate, respective contacts of the parties as listed on Exhibit C; provided however, except as set forth in paragraph 4(a)(iv) below, nothing shall prevent Licensee from providing new Licensed Content to Users at the street date of the Master Recording and/or A/V Master Recording, as applicable. If Licensor provides additional Licensor Compositions and Lyrics licensed to any other third party digital music or digital music video service, then Licensor shall offer such additional Licensor Compositions and Lyrics licensed to Licensee at the same time.
(iii)  The Licensed Content List shall include, without limitation, any and all names, full contact information and share of composition-ownership for any composers, publishers and/or other rights owners with whom Licensor shares ownership of each Composition.
(iv)  Notwithstanding the foregoing subparagraphs 4(a)(i) and 4(a)(i), Licensor shall not be considered in breach of subparagraph 4(d) if Licensor fails to provide Licensed Content (A) due to the reasonable objection of an artist with whom Licensor is bound by agreement with respect to such artist's rights in a Licensor Composition (an "Artist Agreement"), or (B) that is provided to third parties on an exclusive basis under written agreement for a limited term ("Exclusives"); provided however, Licensor will provide Licensee the Exclusives immediately upon termination of such limited term.

(b)             If any Licensed Content ceases to be owned or controlled by Licensor for any reason, then upon Licensor's written notice and request, Licensee shall remove access to such Licensed Content from the Service within one (1) business day of such request. Licensor shall not exercise the takedown right described in this paragraph in a manner that intentionally would defeat or frustrate the rights granted to Licensee under the Agreement.

(c)             Licensee shall not exploit the rights conveyed herein relating to any Licensed Content prior to the official USA release date of an album or individual Master Recording, as applicable, embodying such Licensed Content. Further and notwithstanding the foregoing, Licensee may exploit those rights conveyed herein before such release date to the extent that Licensee must reproduce Licensed Content to receive, store, and prepare its availability to Users (for example, as ephemeral copies) without distributing it to Users.

5.             Licensee's Third-Part Obligations.   Except as specifically set forth herein, Licensee will be solely responsible for procuring any and all licenses, clearances and/or consents that may be required to operate, or from the operation of, the Service as contemplated hereby, and will be responsible for all payments required to be paid to any entity (including, without limitation, any performance rights society or similar body, any owners of Master Recording copyrights, any collection societies, industry organizations or similar bodies) in connection with the Service.

6.             Licensor's Third-Part Obligations.  In addition to the other agreements and obligations of Licensor herein, with respect to Licensed Content, Licensor shall be responsible for any sample clearances and/or consents, and payments, including, but not limited to, all associated so-called writer royalties that, as a result of the Service, may be required for, or due to, a writer and any other third-party record royalty participants (e.g., a producer). In addition, Licensor shall be responsible for any payments that may be due to the Musical Performance Trust Fund and the Administrator of the Special Payment Fund of the American Federation of Musicians, and any similar fund established by a collective bargaining agreement within the recorded music industry.

7.Intellectual Property.

(a)              Ownership of Licensed Content. All right, title and interest in and to the Licensed Content, including all intellectual property rights inherent therein are owned and retained exclusively by Licensor.

(b)              Ownership of Licensee Service and related systems. As between Licensee and Licensor, Licensee owns all right, title and interest in and to the Service (subject to ownership of Licensed Content as described in paragraph 7(a)), including all intellectual property rights in and to all elements and components related thereto, and all goodwill associated with the Service will inure solely to the benefit of Licensee. Licensor understands and agrees that it shall not acquire any right, title or interest in or to the Licensee Service, or any part thereof, by reason of this Agreement or the performance hereof. All rights not specifically granted herein with respect to the Service are reserved to Licensee. Licensor will not contest, or assist other non-affiliated parties in contesting, Licensee's rights and interests in the Service or the validity of such ownership (including all intellectual property rights in and to all elements and components related thereto).

(c)             Consumer Data.  Licensee shall be the sole owner of any and all demographic and User data related to the Service, including, but not limited to, survey information, IP addresses, User activity, cookies and email addresses. To the extent practicable, Licensee shall provide Licensor with anonymous, aggregate consumer data related to Licensor's Licensed Content.

8.          Representations, Warranties and Covenants; Indemnity.

(a)             Each Party represents to the other Party that:

(i)     such Party has the full right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;

        /

(ii)  the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action;
(iii)  this Agreement has been duly executed and delivered by an authorized officer, and is a legal, valid and binding obligation enforceable against such Party in accordance with its terms, except as enforcement may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditor's rights generally, including the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers;
(iv)  the execution, delivery and performance of this Agreement will not constitute a breach or default under any contract or agreement to which such Party is a party or by which such Party is bound or otherwise violate the rights of any third Person; provided however, Licensor shall not be considered in breach of this subparagraph 8(a)(iv) solely to the reasonable extent Licensor is bound by an Artist Agreement; and,
(v)  except to the extent expressly set forth in an Artist Agreement, no consent, approval or authorization of or from any governmental entity or any other Person not a party to this Agreement, whether prescribed by law, regulation, contract or agreement, is required for its execution, delivery and performance of this Agreement or consummation of the transactions contemplated hereby.

(b) Licensor hereby warrants and represents to Licensee that:

(i)  Licensor owns or controls the Licensed Content and has the right to grant all rights contained herein to the Licensed Content;
(ii)  Licensor is a duly organized and existing company in good standing under the laws of its place and country of formation, and has the exclusive right, power and authority to enter into this Agreement, to grant the rights agreed to be granted by Licensor hereunder;
(iii)  Licensor has not made and will not make any grant, assignment, commitment, license or do or permit any act which will or might materially interfere with or impair the full and complete performance of Licensee's full and complete enjoyment and exercise of the rights and privileges granted herein; and,
(iv)  There are no liens, claims or encumbrances which might conflict with or otherwise affect any of the provisions of this Agreement or Licensee's promotion or exploitation of the Licensed Content in any and all media whether now known or hereafter devised throughout the universe in perpetuity.

(c)Licensee hereby represents and warrants to Licensor that it shall:

(i)  it shall take all reasonable steps necessary to implement and shall comply with its security obligations set forth in this Agreement; and,
(ii)  it shall use best efforts to obtain from the relevant owners, at its own expense, any rights in and to underlying musical compositions embodied in Licensed Content necessary to exploit the Licensed Content in accordance with this Agreement.

(d)             Licensee agrees to indemnify, defend and hold harmless Licensor,

("Indemnitee") from and against any losses, injuries, damages, claims, expenses and costs (including without limitation reasonable attorneys' fees) ("Claims") incurred or suffered by Indemnitee, arising from any third-party actions, claims, suits or legal

        /

proceedings of any kind, caused by, arising from or related to: (i) Licensee's failure to perform any of its obligations under this Agreement and/or any breach or alleged breach of any representation or warranty hereunder; (ii) the operation of the Service or Licensee's business; and (iii) any acts or omissions of any Licensee employee or agent. Licensor shall promptly notify Licensee in writing of any Claim and allow Licensee to control the defense thereof; provided that Licensee may not settle such Claim without Licensor's prior written approval.

(e)            Licensor agrees to indemnify, defend and hold harmless Licensee, its respective officers, employees and agents, (collectively, the "Licensee Indemnitees") from and against any losses, injuries, damages, claims, expenses and costs (including without limitation reasonable attorneys' fees) ("Claims") incurred or suffered by any Licensee Indemnitee, arising from any third-party actions, claims, suits or legal proceedings of any kind, caused by, arising from or related to: (i) Licensor's failure to perform any of its obligations under this Agreement and/or any breach or alleged breach of any representation or warranty hereunder; (ii) the operation of Licensor's business; and (iii) any acts or omissions of any Licensor employee or agent. Licensee shall promptly notify Licensor in writing of any Claim and allow Licensor to control the defense thereof; provided that Licensor may not settle such Claim without Licensee's prior written approval.

9.            Termination; Survival.

(a)  Licensor shall have the right to terminate this Agreement after providing thirty (30) days' prior written notice to Licensee in the event of a material breach of any provision of this Agreement, only if during such thirty (30) day period, Licensee fails to cure such alleged breach.

(b)  Licensee shall have the right to terminate this Agreement at any time on thirty (30) days' prior written notice to Licensor, in the event of a material breach of any provision of this Agreement, only if during such thirty (30) day period, Licensor fails to cure such alleged breach.

(c)  All representations, warranties and indemnities shall survive expiration or termination of this Agreement.

(d)  Within ninety (90) days after the effective date of any termination under this paragraph, each User's rights to the Licensed Content shall lapse.

(e)       This subparagraph 9(e), paragraphs 8, 11, 14, 15, 17, and 18 and those obligations of this Agreement that may reasonably be expected to survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

10.            Assignment.  This Agreement shall not be assignable by either without the prior written consent of the non-assigning party and any such assignment shall be invalid ab initio. Notwithstanding the preceding sentence, either party may assign this Agreement in conjunction with a transfer, merger and/or acquisition of a substantial portion of the assigning party's business, stock, or assets, or to any entity controlled by, controlling or under common control with the assigning party.

11.            Choice of Law.  The parties agree that it is to their mutual benefit that their respective rights and obligations under this Agreement are guided by, and their disputes hereunder are determined in accordance with, a well developed body of law. Accordingly, the parties agree that the validity, interpretation and legal effect of this Agreement shall be governed by the internal laws of the State of New York, U.S.A., applicable to contracts entered in and performed entirely within the State of New York, U.S.A. The parties agree that any legal suit, action or proceeding arising out of or relating to this Agreement must be instituted in New York, and Licensor and Licensee each (i) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or the Supreme Court of the State of New York, County of New York, and (ii) waives any objection to the venue of any such suit, action or proceeding and any claim relating to forum non conveniens. In any such suit, action, or proceeding, any summons, order to show cause, writ, judgment, decree or other process may be delivered to Licensor or Licensee outside the State of New York or outside the United States and when so delivered, such party shall be subject to the jurisdiction of such court, and amenable to the process so delivered as though the same had been served within the State of New York but outside the county in which such suit, action or proceeding is pending.

12.             No Partnership.   Nothing contained herein shall be construed to place the parties in the relationship of partners or joint venturers, and Licensee shall have no power to obligate or bind Licensor in any manner whatsoever.

13.             Notices.  All notices required hereunder shall be in writing and shall be given either by personal delivery, telecopy or by registered or certified mail (postage prepaid), and shall be deemed given hereunder (unless actual receipt is hereinabove required) on the date delivered, telegraphed, telecopied or telexed or a date forty-eight (48) hours after the date mailed. Until further notice, the addresses of the parties shall be as follows:

LICENSEE: Mohen, Inc 95 Morton St, New York, NY 10014 Attn: Chief Executive Officer With a courtesy copy to:	LICENSOR: [Address as indicated on the signature page.]

Hughes Hubbard and Reed LLP One Battery Park Plaza New York, New York 10004 (212) 422-4726 fax Attn: Harry Packman

Each party will provide current contacts for each of technical, content, marketing, financial, and publicity matters. The initial list of such contacts for each party is attached as Exhibit C.

14.Confidential Information.

        /

(a)  The Party receiving Confidential Information shall not disclose the Confidential Information of the disclosing Party, except as permitted under this Agreement. All Confidential Information will be held and protected by the receiving Party in confidence and will be used and disclosed by the receiving Party only as required to render performance or to exercise rights and remedies under this Agreement. The foregoing shall not apply to any information generally available to the public, independently developed, or lawfully and independently obtained. The receiving Party may disclose the disclosing Party's Confidential Information to its officers, directors, employees, legal representatives, accountants, tax advisors, agents and contractors, on a need-to-know basis. Notwithstanding the foregoing, this Agreement and its contents may be disclosed by Licensee to a third party under appropriate confidentiality requirements in connection with (i) a due diligence examination being conducted by such third party in connection with the corporate organization, reorganization, or capitalization of Licensee; (ii) subject to a court order or subpoena; or, (iii) as required in a case brought by or against a party hereto.
(b)  The disclosing Party's Confidential Information is and will remain the property of the disclosing party, and no disclosure under this Agreement grants or confers any ownership rights in or license to any of that information to the non-disclosing party (excluding express licenses and grants set forth in this Agreement).
(c)        Promptly upon expiration or termination of this Agreement and upon the request of the disclosing Party, the receiving Party will either: (i) return to the disclosing
Party all of  its Confidential Information; or (ii) destroy all of such disclosing Party
Confidential Information and certify to such destruction in writing.

15.             Entire Agreement; Amendment; Copyright Act Amendments of No Effect.  This Agreement, including all exhibits, schedules and attachments hereto (incorporated herein by this reference), represents the entire understanding of the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements and understandings of the parties (whether written or oral) with respect to the subject matter hereof. This Agreement may not be altered or amended except in a written instrument executed by both parties. This Agreement shall be deemed to exist and the parties intend to be bound only upon signature of a written agreement by both parties, and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement or other understanding between the parties. Any revisions pending as of the Effective Date to section 115 of title 17 of the U.S. Code, and any revision to section 117 of title 17 of the U.S. Code that may subsequently be enacted shall, regardless of form or content, have no affect whatsoever on the terms of this Agreement.

16.             Force Majeure.

Neither party shall be liable to the other for any failure or delay caused by events beyond the parties' control, including, without limitation, sabotage, failure or delays in transportation or communication, failures or substitutions of equipment, labor disputes, accidents, shortages of labor, fuel, raw materials or equipment, technical failures, fire, flood, war, blockage, acts of public enemy, civil disturbance, and/or any resultant interruption in public services, including mail delivery.

17.Waiver; Severability; Headings; Counterparts.

No right that either party has regarding this Agreement may be waived or modified except by the waiving party in writing. If any provision of this Agreement is held to be invalid or unenforceable, the remainder shall remain in full force and effect. The division of this Agreement into sections, clauses, paragraphs or subdivisions thereof, and the insertion of

        /

headings, are for convenience and reference only and shall not affect the construction or interpretation hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. A copy or facsimile of a signature shall be binding upon the signatory as if it were an original signature.

18.             Limitation of Liability.

IN NO EVENT SHALL EITHER PARTY BE RESPONSIBLE FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUE OR PROFITS, IN ANY WAY ARISING OUT OF OR RELATED TO THE AGREEMENT, EVEN IF THE AFFECTED PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, UNLESS DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE NON-AFFECTED PARTY. EACH PARTY'S MAXIMUM AGGREGATE LIABILITY TO THE OTHER PARTY UNDER SECTION 8 SHALL NOT EXCEED THE TOTAL AMOUNT PAID BY LICENSEE TO LICENSOR DURING THE TWELVE (12) MONTH PERIOD PRIOR TO THE FIRST DATE ON WHICH THE LIABILITY AROSE. BECAUSE SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF CERTAIN LIABILITY, IN SUCH JURISDICTIONS THE LIABILITY OF THE INDEMNIFYING PARTY SHALL BE LIMITED TO THE MAXIMUM EXTENT PERMITTED BY LAW. THE PROVISIONS OF THIS SECTION 18 SHALL APPLY NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY AND REGARDLESS OF THE FORM OF THE CLAIM OR CAUSE OF ACTION, WHETHER IN CONTRACT, WARRANTY, STATUTE, TORT (INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE) OR OTHERWISE.

19.             Publicity

Neither party shall issue any press release regarding this Agreement and/or the content of this Agreement without the other party's prior written approval. Each party agrees to submit to the other for prior written approval all press releases and other materials using or incorporating the other party's name, logos, trademarks, trade names, and/or service marks.

- End of Standard Terms and Conditions -

Exhibit A
Service Description

(attached).

Description of the SpiralFrog service

SpiralFrog.com is a conditional download service (content will expire according to DRM restrictions set on the files) for music and music videos, free to its users. All content is provided in Windows Media format and protected via Microsoft DRM technology. The initial content license is for no more than 60 days followed by the renewal for another no more than 60 days. The licenses are renewed on a regular basis through the membership renewal process no more than every 60 days. All SpiralFrog users are required to go through a "membership renewal" process regularly to extend the length of the license. The renewal process requires the user to complete a survey, which may be sold to advertisers for premium fees. Once the user has completed the required survey the content is re-licensed for an additional period.

SpiralFrog will implement a mechanism intended to prevent multiple users from sharing a single user id by monitoring simultaneous usage patterns by the same user ID. Should we see multiple concurrent hits for a user ID on multiple IP addresses the account will be locked out from the service and the user notified.

SpiralFrog maintains a key in its metadata database for each licensed song that indicates the territories where the content is authorized to be distributed. SpiralFrog uses the incoming IP address to determine the origin country of the logged on user and disables the content not approved for that particular territory from being viewed by the user. Spiralfrog uses an IP-to-country mapping database licensed from MaxMind.com to determine the country of origin of the user.

Users register one time in order to download music by providing their email address, nickname, password, their age, gender and state/territory or zip code/postal code.
Once registered, users can download as many songs as they wish, one song at a time, by first typing in a provided randomized unique code to prevent computerized downloading. Each download is guaranteed to take at least 90 seconds regardless of internet connection speed.

Once downloaded, songs can be played on the user's computer through Windows Media Player and may be side-loaded on up to two devices through Windows Media Player device synchronization (any WMA-DRM or WMV-DRM compatible device). Users must come back regularly to renew and re-license in order to keep their music library current otherwise the license will expire causing the tracks to be unplayable.
A Windows .Net application and an ActiveX control (or a Firefox plugin) are installed on the user's computer. Combined the components are known as the SpiralFrog Download Manager. The Download Manager enables the secure downloading of content from SpiralFrog and is responsible for DRM license management and reporting.

After a successful logon, users can browse for their favorite content by genre or artist, or search by name of song, artist or other details. Users are also presented a number of "Top XX" lists, e.g. "most downloaded", "recent releases" or "SpiralFrog recommends".

Among the metadata included are artist name, track name, album name, genre, album art and 30-second preview clips.

•	Users can queue a list of songs that they wish to download. The queue is processed sequentially on a first-in-first-out basis.
•	Before the first download, the user is required to enter a visual verification code.
•
Once the visual verification has been validated, the first download will start. The license to play the track is acquired at the end of each download. The user must then choose to download the next track, play the just downloaded track, or continue browsing the site.

•	Users must renew the license(s) to downloaded content no more than every 60 days so the service can collect play-count information.
•
During the license renewal process, users must complete an online survey while viewing additional pages of advertising, so that all content is updated and playable for no more than an additional 60 days.

•	Once the survey is complete, the user must perform the Visual Verification process in order to download more files.
•	Advertising is not specific to each download and there is no set duration of advertising during the renewal process.

Audio tracks take a minimum of 90 seconds to download, videos take a minimum of 120 seconds. During the download process the user is able to continue interacting with the site, where they are presented with additional advertising. There will be no interface or links to illegal or peer to peer sites.

After downloading the music track or music video, the user can play the content according to the limits set by the DRM restrictions on the file:

•  The license is set to expire no more than 60 days from date of downloading.
•  CD burning is not allowed.
•  File can be synchronized with up to 2 portable devices.
•  There is no limit on the number of plays per file.
•  Collaborative play is not allowed.

The DRM license download is initiated by the SpiralFrog Download Manager, after the digital media download completes. The SpiralFrog server process generates a session ID for each download and the license granting step by the Download Manager is tied to that session ID, thus it cannot be used by other users.

Each SpiralFrog user is required to go through a regular license renewal process where they complete surveys, typically branded and sold to advertisers. Once the user has completed the license renewal process the tracks and/or videos for which the licenses are being renewed are updated to be playable for an additional period. The sequence of steps is as follows:

•	The client sends a "Generate License" request to SpiralFrog server after the download has completed.
•	The server responds with a random Visual Verification challenge, the challenge text and the challenge request time is stored at the server and tied to the end-user's session ID.
•	The SpiralFrog client presents the Visual Verification challenge to the user.
•
The user enters the Visual Verification response, and the SpiralFrog client calls the Microsoft DRM component (part of Windows Media Player) to generate a license request for the previously downloaded songs.

•	The SpiralFrog client sends the Visual Verification response and the license request to the SpiralFrog server .
•
The SpiralFrog server validates the Visual Verification response and only if it matches the Visual Verification request and the request has not timed out a license is generated and sent back to the client.

•	The SpiralFrog client saves the license on the client computer/device through the Microsoft DRM component.

PC Identification or License Count

The SpiralFrog client supports only Microsoft Windows based computers/devices and relies on Microsoft Windows Media DRM technology to identify a specific computer or device. Windows Media DRM makes each media player unique by linking the player to a host computer. SpiralFrog content files will only play on the single, original computer to which they are directly downloaded by the SpiralFrog client application, or approved MSDRM compliant ("Plays For Sure") portable devices.

Portable Device Count

SpiralFrog users can synchronize the downloaded music or video files to a portable device that is compatible with the Microsoft DRM, such as those portable devices that carry the "Plays For Sure" logo, designed to ensure compatibility and compliance with the DRM restrictions.

SpiralFrog supports synchronization with the portable device through the Windows Media Player, or a compatible program such as Microsoft Active Sync. The DRM copycount parameter is used to limit the number of devices that a track may be put on. When a track is put on a portable device the copy count is decremented limiting the number of devices a track may be placed on. SpiralFrog permits users to have a maximum of two portable devices that can be synchronized with the PC.

Overview of SpiralFrogTM Security

1.  Introduction
This white paper describes those technical details of SpiralFrog.com as they relate to prevent unauthorized access to the music content. This paper is written according to the outlines provided by major record labels.

2.  Overview of User Experience
SpiralFrog.com is a conditional download service (content will expire according to DRM restrictions set on the files) for music and music videos, free to its users, financially supported by rich media and banner advertising. All content is provided in Windows Media format and protected via Microsoft DRM technology.

After registering for the service at the SpiralFrog.com web site, users are required to install SpiralFrog Download Manager on their PC running Windows XP or Vista (no other operating systems are supported). After installation, users will then go back to the web site and logon to the service with the userid/password chosen at registration. After a successful logon, users can browse for their favorite content by genre or artist, or search by name of song, artist or other details. Users are also presented a number of "Top XX" lists, e.g. "most downloaded", "recent releases" or "SpiralFrog recommends". Among the metadata included are artist name, track name, album name, genre, album art and 30-second preview clips.

SpiralFrog users can synchronize the downloaded music or video files to a portable device that is compatible with the Microsoft DRM, such as those portable devices that carry the "Plays For Sure" logo, designed to ensure compatibility and compliance with the DRM restrictions.

After downloading the music track or music video, the user can play the content according to the limits set by the DRM restrictions on the file:

-  File is set to expire no more than 60 days from date of downloading
-  CD burning is not allowed
-  File can be synchronized with up to 2 portable devices
-  There is no limit on the # of plays per file
-  Collaborative play is not allowed

All content will be offered in Windows Media Audio (WMA) or Windows Media Video (WMV) format and the service will use the Microsoft DRM tools to setup, report and manage such restrictions.

Downloaded content files are conditional downloads where the license is set to expire based on a predetermined term. The initial content license is typically for 60 days followed by the renewal for another approximately 60 days. The licenses are renewed on a regular basis through the membership renewal process, generally every 60 days. All SpiralFrog users are

        SpiralFrog Confidential – Do Not Distribute Externally

required to go through a "membership renewal" process regularly to extend the length of the license. The renewal process requires the user to complete a survey, which may be sold to advertisers for premium fees. Once the user has completed the required survey the content is re-licensed for an additional period.

3. Functional Components

3.1.Description of Components
SpiralFrog consists of a web site supported by the SpiralFrog back end web and database servers for browsing Artists, Tracks, and Albums as well as related music data. A SpiralFrog Download Manager is installed by the user on their computer which enables the downloading of individual tracks or videos sequentially, i.e. one at a time. Spiralfrog does not supply any other application to end users.

The Download Manager provides a consistent timing, 90 seconds per download for the downloading of audio content (longer for video files), a visual verification ("Human Interactive Proof' dialog) that ensures that a person rather than a computer has downloaded the file, and once verified correct, a DRM license is granted to allow the user to play the file. The download manager also provides the interface to the SpiralFrog back end systems to update user play count data.

The SpiralFrog server system consists of the following components:

-
SpiralFrog server software running on Windows Server that handles the serving of web pages and communication with the SpiralFrog Download Manager, including granting of DRM licenses. As our service grows, our scalability plan calls for adding more of these servers.

-	A relational database that contains the metadata, user registration data and usage data.
-
File system storage that contains all content files in DRM-protected format. In its early days, SpiralFrog plans to use Limelight, a Content Distribution Network (CDN), to provide scalability for file delivery. Protected audio and video files are stored on the SpiralFrog servers. The first time that audio/video content is requested for download it is pulled (by Limelight) down to servers on the Limelight network. All subsequent downloads of the same content are pulled from the Limelight servers. To pull content from the SpiralFrog servers, Limelight accesses the website download.spiralfrog.com. Access to this website is granted only to the IP addresses of specific Limelight servers which were given to us by Limelight. Limelight is the only entity that has access to this web site due to the IP address restriction. No end users are ever directed to this web site. When a user attempts to download content, it is moved to a Limelight server for downloading to the user's machine. Subsequent downloads of the same file are pulled from Limelight servers. All content is stored in protected and unplayable format at all times. Deep linking into the Limelight file storage is prevented using the Limelight MediaVault encryption scheme. A Limelight white paper can be provided to describe how this feature works.

SpiralFrog Security White Paper.DOC of 10

        SpiralFrog Confidential – Do Not Distribute Externally

Starting with the US launch in late summer 2007, SpiralFrog plans to serve the media files directly from its own clustered file server. Deep linking will be prevented in the same fashion as with Limelight, the only difference being that at the start of the download, SpiralFrog's own servers will check that the hash is valid for the file. All systems will be regularly updated to ensure the most optimal performance and security of the SpiralFrog service.

3.2.System Diagram

Web. Browser with Download manger

SpiralFrog.com Web site
SpiralFrog web server

File system storage

Relational database

4. General System Security

4.1.System Location
Currently all SpiralFrog server components are physically located at Adhost.com facilities in downtown Seattle — at 140 Fourth Avenue North, Suite 360, Seattle, WA 98109.
Adhost.com is a professional internet hosting company which rents space at their earthquake-protected, generator-backed building. Starting with the US launch in late summer 2007, we plan to relocate the server farm to another collocation provider, Equinix in Ashburn, VA. The address and location of the SpiralFrog data center at Equinix facilities is

44470 Chilum Place Cage 9000 Rack 301 Ashburn VA 20147

SpiralFrog will not change collocation providers without UMG approval.

4.2.Protection Against Unauthorized Local Access

SpiralFrog Security White Paper.DOC of 10

        SpiralFrog Confidential – Do Not Distribute Externally

Any facilities used for hosting SpiralFrog equipment will be required to be restricted to authorized personnel only. Full ID checks of each person entering the co-location facilities are performed on a 24/7 basis – only those on an "authorized" list will be allowed access. All cabinets holding SpiralFrog resources are locked within the computer rooms, which protects each company's servers from unauthorized access. SpiralFrog will allow access to its servers only by its staff server and database administrators or aelorized SpiralFrog contractors.

4.3.Protection Against Unauthorized Network Access
The file and database servers housing the content and metadata are logically accessible only by the server which runs the SpiralFrog server software. Each end-user must logon (using credentials chosen at registration) before a connection is activated. Furthermore, all content is stored in Microsoft DRM protected format without the necessary license –which means that even if hackers would gain access to the files, they would not be of any use since they miss the required DRM license. To prevent automated downloads (where a computer program is simulating a user), SpiralFrog server requires users to key back a series of slanted characters, known as Human Interactive Proof, after each successful download.

Each song has a unique license key ID which is embedded in the file. After downloading the file to the user's computer, SpiralFrog Download Manager presents the.visual verification dialog. After verifying that the characters were correct, the SpiralFrog download manager requests the SpiralFrog server to grant the license to the file. The license key is generated by the Microsoft DRM component from the key ID and a license seed, which is secret. The license seed is stored in the machine running SpiralFrog server software which runs on its own protected account. The license seed is in a file protected by an "ACL" (access control list) which allows access only after verifying the userid and password of the requesting process. Only SpiralFrog server and database administrators have access to the credentials to access this account.

4.4.Security Breach Plan
SpiralFrog keeps track of the download activity by registered user. A trigger will be set if a user exceeds a set number of downloads per day to further monitor against automated download fraud. Users found to be violating their license agreement (which must be accepted at install time) will be revoked of their access privileges. As part of the revocation the affected user's account will be deleted and generally the user's IP address is added to the list of revoked IP addresses (no new accounts can be created from these addresses for 6 months). Besides being protected via DRM. the URLs include a hash which can only be generated by the SpiralFrog servers. The LimeLight or SpiralFrog's own servers (once Ashburn data center is live) validate the hash and only provide the file if the hash is correct. In addition, the server administrator will setup triggers to monitor suspicious activity to guard against Trojan horse – type virus/worm attacks on the web server itself

SpiralFrog Security White Paper.DOC of 10

        SpiralFrog Confidential – Do Not Distribute Externally

5. IT & Development Policies

5.1.Operating System & Software Policies
SpiralFrog client and server components are developed using Microsoft .NET technologies and require Windows XP or Vista operating systems on the client and Windows 2003 Server on the server. SpiralFrog relies on commercial anti-virus and security products to protect our technological assets. Currently these systems include hardware and software based on Microsoft and Symantec products to protect against viruses, worms etc. and to keep the operating systems up to date with the latest security patches. SpiralFrog will install all security patches within 24 hours of availability after being properly regression tested and deemed suitable, from operating systems, hardware, software, and other applicable vendors.

SpiralFrog is a licensee of the Microsoft Windows Media Rights Manager Software Development Kit (WMRM SDK). Microsoft WMRM SDK license agreement requires that licensees must update the `WMRM SDK Configuration' for all Licensed Products once a week using a Microsoft provided URL. The WMRM SDK license also requires that all relevant Microsoft security updates are installed promptly.

5.2.System Logs

SpiralFrog will keep track of all download data by user in an SQL database. The database is organized in such a way that it is easy to generate reports on a daily, weekly or monthly basis by record label, artist, genre or user demographic group. SpiralFrog will also record play counts for all content – this is reported to SpiralFrog by Windows Media Player Manager. All play count data is recorded in the SQL database. SpiralFrog will keep records of all database information related to licensed content for as long as it is required to do so by terms specified elsewhere in this agreement.

5.3.Employee Accounts

SpiralFrog will limit the access to its servers only to the database and server administrators and the software architect. Access requires Windows XP Server userid and password – passwords will be set to expire every 90 days. Employees who leave or are terminated will have their account privileges deleted immediately.

5.4.Backup
SpiralFrog plans to use the offsite backup tape and storage service offered a third part disaster recovery service provider which will permit high-speed dynamic incremental backups of the SQL database on a nightly basis. At this time a provider has not been selected and details will be forwarded when available. Spiralfrog acknowledges that the backup plan must be approved formally by UMG in advance of becoming operational, including selection of any third parties. The SQL database contains no music content files – only metadata and data collected during operation of the service. All licensed content will be stored in a separate file server which will be duplicated on site only for backup purposes. The backup copy which will contain content on NTFS-encrypted hard drives,

SpiralFrog Security White Paper.DOC of 10

        SpiralFrog Confidential – Do Not Distribute Externally

is stored at a safe deposit box at a local financial institution behind lock and key and accessible only by SpiralFrog server administrator and management. In addition to the disaster recovery plans in place by our collocation facilities, SpiralFrog will have its own recovery plan which will allow us to restore service in two days in case of total loss of our operational servers. The plan calls for content, metadata and operational data to be restored from the backup tapes or hard drives described above on an identical server setip.

5.5.Software Change Management

SpiralFrog expects to continually enhance its software from the launch onward. We expect to make periodic changes to both the client and server software. Client software changes will be accomplished dynamically, without requiring existing users to reinstall. The client software checks upon startup whether there is an update available and will pull it down without prompting the user if so configured. All software changes will be tested first in a lab environment, then on one of our production servers with controlled access before rolling out system wide.

5.6.Other Policies

Part of the role of the server administrator is to monitor, on an ongoing basis all system logs which include Windows Server security and audit logs. Additionally any firewall, intrusion detection system, intrusion prevention systems, and anti-virus logs will be regularly monitored. Triggers will be set to alert the administrator of critical events that relate to security, such as repeated failed attempts at logon.
6. Content Ingest, Storage, and Packaging
6.1.	Format and Codec
SpiralFrog plans to offer its audio content in WMA format, generally encoded at 128Kbps. All streaming music videos will be offered in WMV format, 320x240 resolution, 300Kbps bit rate. All downloadable music videos will be offered in WMV format, 416x312 resolution, 1,000Kbps bit rate. All content files are protected by Windows Media DRM. SpiralFrog uses a metadata database from AMG in addition to the metadata provided by our music content providers. In the case of conflicts between metadata supplied by UMG and that supplied by third parties, Sprialfrog will always use UMG's metadata, even if considered "incorrect". Any such conflicts will be reported to UMG for resolution and updates.

6.2.Content Ingestion

SpiralFrog has developed software programs to automate the processing of our content providers data into a format suitable to our database. This includes extracting the metadata from XML files and entering it into our SQL database. During this process we will also match the tracks provided by the record label to the metadata database from AMG. The same programs will be designed to be able to receive and process

SpiralFrog Security White Paper.DOC of 10

        SpiralFrog Confidential – Do Not Distribute Externally

incremental updates and metadata corrections from content providers on an as-needed basis.

6.3.Separation of Content Types
SpiralFrog intends to offer all its music file content for download only, video files can be either streamed or downloaded. The streamed video file is a lower resolution (320x240) version of the downloaded and is streamed in unprotected form, as p,rmitted by our license. All downloaded audio and video content is protected with Microsoft DRM.

6.4.Protection of Raw Audio and Metadata
Access to the master delivered content files is limited to the software architect only. This person is responsible for receiving, processing and storing the raw content. The unprotected content will be received and converted to the DRM protected form with a computer located at our collocation facility, Adhost, or other collocation facility subject to UMG's advance approval. Even when our Ashburn data center comes live, we will continue to do all content processing at the Adhost facility until further notice. Only the software architect will have access to this computer. One copy of encrypted files may be stored in the software architects' personal safe deposit box at KeyBank (at 7th Ave NE) in downtown Seattle following the ingestion process. Spiralfrog plans to store the backup files on hard drives with NTFS encrypted partitions.

6.5.DRM Packaging and Key Management
SpiralFrog is using Windows Media DRM version 10. All content is downloaded without the license key. Before the first download, the user is presented the Visual Verification dialog (slanted letters) – upon a successful entry of the characters, the download manager will contact the SpiralFrog server to obtain a license key for the downloaded content. The license key is generated from a public Key ID and a secret license seed. The key IDs are stored in a central database (SpiralFrog is using components provided by Microsoft) and the file header. The license keys are unique because the Key IDs are unique per song. Windows Media DRM provides for a secure mechanism whereby each downloaded song, after obtaining a license, is tied to the computer where the downloading took place.

6.6.QA & Testing

All DRM protection will be done automatically, using a computer program to process the non-protected files into protected files. SpiralFrog plans to test each batch of DRM protected files by choosing a random sample from the batch (which may include thousands of files) and test to ensure both that a DRM protected file without the license key is not usable and that after obtaining a license the DRM protection works as specified. All testing will be done at our collocation facility in a private client-server setting, after which it will be transferred to our production servers over local private network. Depending on the complexity and format of the metadata, SpiralFrog intends to make the content received from content providers available in a production form within 2 weeks of receipt.

SpiralFrog Security White Paper.DOC of 10

        SpiralFrog Confidential – Do Not Distribute Externally

7. Sales, Download and Licensing
Users will first visit our website, http://www.spiralfrog.com. If the user is interested in signing up for the service, the user will be first required to register with SpiralFrog and to choose a personal userid and password. After accepting the SpiralFrog license agreement, the user will proceed to download the download manager used for downloading and licensing content.

8.1 User Authentication

Each user must logon (using credentials chosen at registration) before the download manager is permitted to download content. SpiralFrog maintains a unique account for each user –registering with the service is a prerequisite for getting access to downloadable content. SpiralFrog will implement a mechanism intended to prevent multiple users from sharing a single user id by monitoring simultaneous usage patterns by the same user ID. Should we see multiple concurrent hits for a user ID on multiple IP addresses the account will be locked out from the service and the user notified.

8.2 Territorial Filtering

SpiralFrog maintains a key in its metadata database for each licensed song that indicates the territories where the content is authorized to be distributed. SpiralFrog uses the incoming IP address to determine the origin country of the logged on user and disables the content not approved for that particular territory from being viewed by the user. Spiralfrog uses an IP-tocountry mapping database licensed from MaxMind.com to determine the country of origin of the user.

8.3 Transaction Processing

No money-related transaction takes place since content is free to SpiralFrog users. The user will obtain the license for the downloaded content upon the successful confirmation of the download.

8.4 Retail Authentication

SpiralFrog does not maintain a separate retail and sales system from license serving and download systems.

8.5 LTRL Generation & Protection

Each licensed song has a unique download URL derived from track specific data. This URL is stored in the database as the way to access the file. When the user wants to download a song, a hash is added to this URL and then passed from the server to the client, which then uses it to start the downloading process.

SpiralFrog Security White Paper.DOC of 10

        SpiralFrog Confidential – Do Not Distribute Externally

The protected file could therefore not be downloaded directly by knowing the URL, and to obtain its necessary DRM license requires going through the SpiralFrog client interface.

8.6 PC Identification or License Count

The SpiralFrog client supports only Microsoft Windows based computers/devices and relies on Microsoft Windows Media DRM technology to identify a specific computer or device. Windows Media DRM makes each media player unique by linking the player to a host computer. SpiralFrog content files will only play on the single, original computer to which they are directly downloaded by the SpiralFrog client application, or approved MSDRM compliant ("Plays For Sure") portable devices.

8.7 Portable Device Count

SpiralFrog requires that synchronization with the portable device happens through the windows media player. The DRM copycount parameter is used to limit the number of devices that a track may be put on. When a track is put on a portable device the copy count is decremented limiting the number of devices a track may be placed on. Spiralfrog permits users to have 2 portable devices that can be synchronized with the PC.

8.8 License Generation & Download

The DRM license download is initiated by the SpiralFrog client, Known as the Download Manager, after the digital media download completes. The SpiralFrog server process generates a session ID for each download and the user's Download Manager is tied to that session ID, thus it cannot be used by other users.

The DRM license used on all SpiralFrog content is a conditional license that expires after a pre-determined period. These licenses are renewed regularly, typically every two months. Each SpiralFrog user is required to go through a regular membership renewal process where they complete surveys, typically branded and sold to advertisers. Once the user has completed the renewal process the tracks and/or videos for which the licenses are being renewed are updated to be playable for an additional period. The sequence of steps is as follows:

1.	Before the first download, the client sends a Visual Verification request to SpiralFrog server.
2.	The server responds with a random Visual Verification challenge, the challenge text and the challenge request time is stored at the server and tied to the end-user's session ID.
3.  The SpiralFrog client presents the Visual Verification challenge to the user.
4.  The user enters the Visual Verification response.
5. The SpiralFrog client sends the Visual Verification response and the license request to the SpiralFrog server .

SpiralFrog Security White Paper.DOC of 10

        SpiralFrog Confidential – Do Not Distribute Externally

6.	The SpiralFrog server validates the Visual Verification response and the download will start only if the response matches the Visual Verification request.
7.
After each download, the client calls the Microsoft DRM component to generate a "License Request" and then sends it to SpiralFrog server. The SpiralFrog server verifies that the user has just downloaded the song and then responds with the license that matches the key ID of the downloaded song.

8. The SpiralFrog client saves the license on the client computer/device through the Microsoft DRM component.

8.9 Auditing

SpiralFrog relies on the Windows Media Rights Manager (WMRM) to keep track of play counts on the user's computer, and associated portable music players. The SpiralFrog client background process (which is active at all times) contacts the WMRM to obtain play count information at intervals required for reporting licenses. The information is then sent by the SpiralFrog client to the SpiralFrog database servers for storage, auditing and reporting purposes.

8.10 Super-distribution

If a downloaded file is emailed to someone else, the DRM restrictions will prevent it from being played on another computer.

9. Launch Preparation and Status
SpiralFrog is currently operating a password-protected site live on the interne, hosted at the Adhost collocation facility in Seattle. All major system components are in place for the service. SpiralFrog can demonstrate the present functionality, including DRM protection to content providers if required.

SpiralFrog has developed comprehensive 3-tier server architecture to allow the system to scale as the user load increases. The key development personnel are former Microsoft employees who were responsible for the design and development of one of Microsoft's server applications. SpiralFrog is using Microsoft server technologies and has already consulted key Microsoft development personnel to help validate the design and to assist in further planning of the performance aspects of the system. SpiralFrog intends to deploy new multi-server monitoring tools, available from 3rd parties, to help in monitoring the system performance.

SpiralFrog Security White Paper.DOC of 10

Exhibit B

Licensed Content List

Exhibit C Contacts

Licensor contacts:

1.  Technical

2.  Marketing/Standards and Practices

3.  Publicity

4.  Financial 5. Content Licensee contacts:
1.  Technical:
Mr. Vesa Suomalainen, CTO, vesa(aspiralfrog.com, 206-605-8201

Jim Campbell, CIO, iim(aspiralfrog.com, 516-319-3780

2.  Marketing/Standards and Publicity:
Matthew Stern, Marketing Officer, Matthew.SternThspiralfrog.com, 718 578 3019

3. Content and Financial:
Orville Hagler, VP, Entertainment Programming orville(aspiralfrog.com, 718-839-0941